EXHIBIT 99.01

CERIDIAN CORPORATION
SAVINGS AND INVESTMENT PLAN

Eighth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan (the “Plan”), the undersigned hereby amends the Plan in the manner set forth below.

1.             Section 3.2(b) is amended effective January 1, 2006, by amending and restating Section 3.2(b) to read as follows:

“(b)         Subject to Subsection (d) and the limitations described in Article 9, the Participating Employer of an eligible Active Participant other than a Regular SBC Participant may make a discretionary Matching Contribution on behalf of such Participant in an amount, if any, equal to a specified percentage of all or a portion of the Participant’s 401(k) contributions for the Plan Year.  The specified percentage of the Participant’s 401(k) contributions, that portion of the Participant’s 401(k) contributions eligible for the discretionary Matching Contribution and the class of Active Participants eligible to share in a discretionary Matching Contribution for a given Plan Year, will be determined by the Participating Employer, in its sole and absolute discretion.”

2.             Section 3.2(d)(i) is amended effective January 1, 2006 by replacing the phrase “Performance-Based Matching Accounts” with “Discretionary Matching Accounts.”

3.             Clause (iii) of Section 4.1(a) is amended effective January 1, 2006 by amending and restating such Clause to read as follows:

“(iii)        A discretionary Matching Account, to which there will be added any discretionary Matching Contributions made on the Participant’s behalf; and”

4.             Section 6.5 is amended effective January 1, 2006 by replacing the phrase “Performance-Based Matching Accounts” with “Discretionary Matching Accounts.”

5.             Section 6.6(a) is amended effective January 1, 2006 by amending and restating the first sentence of Section 6.6(a) to read as follows:

“Each Participant or Beneficiary who is either an Employee or is otherwise a ‘party in interest’ within the meaning of ERISA, may borrow funds from his or her 401(k) Contribution Account and Rollover Account by submitting to the Administrator a complete and accurate loan application, subject to the succeeding provisions of this section.”

6.             Section 7.1(b), 7.1(c), 7.1(d), 7.2(a), 7.2(b), 7.3(a) and 7.3(b) are amended effective January 1, 2006 by replacing the term “Performance-Based Matching Account” with “Discretionary Matching Account” each place it appears.

7.             Section 13.2 is amended effective January 1, 2006 by renaming, amending and restating the definition of “Performance-Based Matching Account” as “Discretionary Matching Account” to read as follows:

“Discretionary Matching Account.  The ‘Discretionary Matching Account’ is the account established and maintained pursuant to Section 4.1(a)(iii).”

8.             Section 13.2 is amended effective January 1, 2006 by renaming, amending and restating the definition of “Performance-Based Matching Contribution” to “Discretionary Matching Contribution” to read as follows:

“Discretionary Matching Contribution.  ‘Discretionary Matching Contribution’ means the contributions made by Participating Employers on behalf of Participants pursuant to Section 3.2(b).”

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 15th day of August, 2006.

CERIDIAN CORPORATION

Attest:	/s/William E. McDonald	By:	/s/Gary M. Nelson
	Deputy Secretary		Name:	Gary M. Nelson
			Title:	Chief Administration Officer,
General Counsel and Corporate Secretary